EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST

DECLARES AUGUST CASH DISTRIBUTION

Dallas, Texas, August 21, 2026 – Argent Trust Company, as Trustee of the Cross Timbers Royalty Trust (the “Trust”) (NYSE: CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.067892 per unit, payable on September 15, 2026, to unitholders of record on August 31, 2026. The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales
	Volumes (a)		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)

Current Month Distribution	11,000	50,000	$78.27	$4.69

Prior Month Distribution	6,000	75,000	$109.21	$4.84

(a) Sales volumes are recorded in the month the Trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

Excess Costs

XTO Energy has advised the Trustee that excess costs increased by $43 on properties underlying the Texas Working Interest net profits interests. However, these excess costs did not reduce net proceeds from the remaining conveyances. Underlying cumulative excess costs remaining on the Texas Working Interest net profits interests total $6,021,000, including accrued interest of $1,727,000.

XTO Energy has advised the Trustee that $246,000 of excess costs were recovered on properties underlying the Oklahoma Working Interest net profits interests. However, after the partial recovery, there were no remaining proceeds from the properties underlying the Oklahoma Working Interest net profits interests to be included in this month’s distribution. Underlying cumulative excess costs remaining on the Oklahoma Working Interest net profits interests total $552,000, including accrued interest of $34,000.

For more information on the Trust, including the annual tax information, distribution amounts, and historical press releases, please visit our website at www.crt-crosstimbers.com.

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Contact:	Nancy Willis Director of Royalty Trust Services Argent Trust Company, Trustee 855-588-7839